Exhibit 99.2

The Parking REIT Investor Webinar

Presentation Script: Bombe Transaction Overview

Slide 1:

Hello and welcome to this webinar presentation with The Parking REIT. My name is [name] and I’m the [title] of The Parking REIT. The purpose of this presentation is to discuss the recent announcement of a definitive agreement with an affiliate of Bombe Asset Management LLC to acquire a majority stake in The Parking REIT.

Slide 2:

Before we begin today, let me remind you that the company’s remarks include forward-looking statements. These statements include, but are not limited to, expectations regarding the transaction between TPR and Bombe. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the parties’ control, including risks and uncertainties described from time to time in TPR’s SEC filings. TPR’s results may differ materially from those projected. TPR undertakes no obligation to publicly update any forward-looking statement. Additionally, we refer to a tender offer related to the TPR / Bombe transaction. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities. The disclaimers inside the cover of the slide deck are part of this presentation.

Slide 3:

This transaction marks a significant development for The Parking REIT. Since the announcement we’ve received interest from shareholders to learn more about the transaction and its implications for common and preferred shareholders of the Company.

This presentation will provide a high-level overview of the terms of the transaction. For complete details regarding the transaction, please see the Form 8-K filing dated January 14, 2021 on the SEC website or by visiting TheParkingREIT.com and clicking ‘recent filings’ on the home page.

The transaction provides for an affiliate of Bombe Asset Management LLC to invest more than $125 million into The Parking REIT, Inc. to become a majority shareholder.

The transaction includes contributions of both cash and assets.

In connection with the transaction, there will be substantial changes in the Company’s management and board of directors.

Upon closing, the terms of the transaction mandate a tender offer of approximately 15% of the outstanding shares of common stock at $11.75 per share.

I will discuss the updated net asset value set by the board at $11.75 per share.

I will also discuss the transaction contingencies and closing timeline.

While the tender offer provides an option for partial liquidity for those shareholders that choose to participate, this transaction is not a liquidity event for all shareholders of The Parking REIT.

Slide 4:

In mid-2019 the Company engaged financial and legal advisors to explore a broad range of potential strategic alternatives to provide liquidity to stockholders. The Company approached over 100 potential investors or buyers, receiving proposals from over a dozen.

The Company engaged in substantive negotiations with four other interested parties before entering into the Purchase Agreement with Bombe Asset Management LLC.

Slide 5:

The transaction involves three primary parties. Throughout the presentation I’ll refer to them as the Purchaser, the Company, and the Advisor, so it’s important to clarify each of those entities.

An affiliate of Bombe Asset Management LLC is the Purchaser. The name of the affiliate is “Color Up” if you see that name on any of the documentation. The Parking REIT Inc. is the Company, and Michael V. Shustek, Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc. , affiliates of The Parking REIT Advisors, the Company’s former external advisor, will be collectively referred to as the Advisor.

Slide 6:

Over the following slides I’ll summarize the terms of the transaction. This summary is not designed to replace a thorough review of the Company filings on the matter, which again you can find on the SEC website in the form 8-K filed on January 14, 2021.

This slide outlines the investment made by the Purchaser into the Company. The consideration can be broken up into two categories. The first category is new cash and equity contributions by the Purchaser to the Company, for which new common units of limited partnership of the operating partnership, or operating partnership units, will be issued, and the Company’s assets, liabilities, and shareholder’s equity will grow. The second category is the Purchaser’s acquisition of existing common shares from the Advisor and the Company’s common shareholders.

New contributions from the Purchaser to the company include:

•	$35 million in cash;

•	Three parking garage assets valued at more than $90 million;

•	Certain technology; and

•	Additional cash the Purchaser will use to pay certain costs incurred by the Company in connection with the transaction.

For all of these contributions, the Company will issue to the Purchaser new operating partnership units (OP units) at $11.75 per unit. Operating partnership units have distribution rights equivalent to those on our common stock. Beginning six months after acquisition of operating partnership units, such units are redeemable for cash, or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

In addition to these contributions that expand the Company’s assets, the Purchaser will acquire existing shares of the Company from two sources:

First, the Purchaser will conduct a tender offer for approximately 15% of the outstanding shares at $11.75 per share, representing an investment of approximately $10.6 million. If an insufficient number of stockholders elect to tender their shares, the Purchaser has the right to cause the Company to issue to it a number of shares equal to the shortfall at a price of $11.75 per share.

Second, the Purchaser will acquire 1,549,324 shares from the Advisor and the Company’s current CEO and Chairman, Michael Shustek, also at $11.75 per share. The Advisor and manager shares represent an approximately $18.2 million investment from the Purchaser. Following the closing of this transaction, the Advisor and the current CEO and Chairman will no longer have an equity interest in The Parking REIT.

Additionally, the transaction provides that the Company will issue to the Purchaser warrants to purchase 1,702,128 shares of the Company’s common stock , at an exercise price of $11.75 per share, for an aggregate purchase price of $20 million. The warrants give the Purchaser the right, but not the obligation, to purchase those shares during a period commencing upon a liquidity event (defined as an IPO or listing on a national exchange) and ending five years from the closing date. The shares issued upon exercise of the warrants would be newly issued shares.

Slide 7:

These are the three assets that the Purchaser will contribute to The Parking REIT. The parking garages, of which two are located in Cincinnati and one is located in Chicago, are valued at more than $90 million. They carry mortgages of approximately $45 million.

Slide 8:

The transaction has additional terms, including the following:

The Advisor will contribute 175,000 shares of common stock to establish a settlement escrow for class action settlements. More on class action settlements to come.

The Advisor will surrender its claim to 400,000 shares of common stock due to the Advisor from the Company on December 31, 2021. These shares are due as part of the management internalization transaction effective April 1, 2019. This concession amounts to a 25% reduction in the number of shares issued to the Advisor in the internalization.

There is also a provision for the purchaser to provide the company an unsecured line of credit of up to $400,000 per month if the transaction does not close by June 1, 2021. The balance on the line of credit will be automatically converted to OP units upon closing of the transaction based on a value of $11.75 per unit.

Slide 9:

Additionally, the transaction provides for significant changes to management and the board of directors of The Parking REIT.

Mike Shustek, Chairman & CEO of The Parking REIT, will resign as a director and officer of the company, and will no longer be an equity holder of the Company.

Manuel Chavez, the CEO of Bombe Asset Management LLC, will become the CEO of The Parking REIT.

Stephanie Hogue, chief investment officer and managing director of Bombe will become the President of The Parking REIT.

The board will also undergo a substantial restructuring. It will expand to seven directors. Five directors are to be nominated by the Purchaser. Manuel Chavez and Stephanie Hogue of Bombe will comprise two of those five. Shawn Nelson will remain from the current board, and the current independent directors will nominate one new independent director.

Slide 10:

Rounding out the summary of additional terms of the transaction are important closing contingencies. These are approvals or actions that must happen for the transaction to close.

The first notable contingency relates to the class action litigation the company faces. The Circuit Court of Baltimore City, Maryland shall have entered a judgment of dismissal and approval for a class settlement of certain pending putative class action litigation in which the Company is defendant. Should the Company satisfy this contingency, there will be further communication with shareholders about the matter.

The second notable contingency relates to an ongoing SEC investigation into the Company and certain of its officers and directors. This investigation began in June 2019 and continues through today. The Purchaser shall have received written correspondence from the Securities and Exchange Commission stating that it does not intend to recommend any enforcement action against the company.

In addition to these notable conditions, this transaction is subject to lender consents, and other customary closing conditions for a transaction of this nature.

That concludes the summary of the terms of the transaction. Please review the full transaction terms by visiting theparkingreit.com, clicking ‘recent filings’, and selecting the form 8-K posted on January 14, 2021.

Slide 11:

In addition to understanding the terms of the transaction, it’s important to have perspective on timing. There can be no certainty to the timing, but this slide provides an overview of the process and estimated timeframe to close the transaction.

The definitive agreement was signed on January 8, 2021, and the parties involved have begun work to satisfy the closing conditions. Ultimately, this timing of the transaction is dependent upon multiple stakeholders outside of the Company. The Company currently expects to close the transaction sometime in the second quarter of 2021, however it could take longer.

Upon closing, the Purchaser will commence a tender offer as promptly as is practicable.

Slide 12:

The terms of the tender offer have been pre-negotiated as part of the definitive agreement.

The Purchaser will offer to purchase up to 900,506 shares of the Company’s common stock, or up to 1,075,506 shares if increased pursuant to the purchase agreement, at a price of $11.75 per share. Current shareholders can tender their shares or choose to continue to hold them.

If you are a shareholder, you do not have to participate in the tender. You can continue to hold your shares. However, if you would like some liquidity at a price of $11.75, the tender offers an opportunity for you.

Slide 13:

You may be wondering who Bombe Asset Management is. They are an alternative asset management fund that invests in optimizing transportation, infrastructure, and real estate assets, with operational expertise in the parking sector.

Bombe leadership will have an opportunity to address Company shareholders in the future.

Slide 14:

You may have noticed a change in your account value recently. This is related to an update of the Company’s net asset value which took place on January 8, 2021. The Board of Directors of The Parking REIT determined the company’s NAV to be $11.75 per share as of January 8, 2021.

In determining the NAV, the board relied upon information provided by the Company’s management team and the price per share and unit being paid in connection with this transaction.

The board did not provide an updated NAV during the 2020 calendar year, which caused our transfer agent’s technology system to default to a value of “not applicable” for the year-end 2020 statements. That “not applicable” NAV resulted in a $0 ending account value on the statement. This value did not reflect the value per share at that time, and the updated $11.75 NAV is now reflected in the transfer agent’s software and will show on your next statement, which will be mailed in April 2021.

Slide 15:

If you are a preferred shareholder of The Parking REIT, this transaction does not specifically address your shares. There are no changes to the preferred stock terms.

The monthly preferred stock distributions are cumulative, meaning they are accruing and must be paid by the Company at a later date before common distributions can be paid or upon liquidation.

The $1,000 per share liquidation preference of the preferred shares has not changed since inception.

Slide 16:

In creating this presentation, we attempted to address the most common questions we receive related to this transaction. Two more frequently asked questions that are not specifically addressed in this transaction are: When will the Company resume distributions? And When can our shareholders expect a full liquidity event?

We completely understand the desire for more certainty regarding distributions and liquidity. Unfortunately, it is too early to tell the impact of this transaction on the company’s ability to pay future distributions to common and preferred stockholders. The Parking REIT continues to be negatively impacted by the COVID-19 pandemic and other challenges affecting cash flow available for distribution.

It is also impossible to predict the timing of a liquidity event or what form that liquidity event will take. We appreciate your patience as the Board and Management continue to navigate an unprecedented challenge. The board believes this transaction is in the best interest of the Company’s shareholders at this time.

For more information, you may review this transaction via the Form 8-K. If you have specific questions for the company, our contact information is provided here. Thank you for your time and attention.